EXHIBIT 99.1

SUN HEALTHCARE GROUP

Moderator: Rick Matros
May 5, 2005
12:00 pm CT

Operator:

Good afternoon. My names is Cynthia and I will be your conference facilitator. At this time I would like to welcome everyone to the Sun Healthcare First Quarter Earnings conference call. All lines have been placed on mute to prevent any background noise. After the speaker's remarks, there will be a question and answer period.

If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star then the number 2 on your telephone keypad. It is now my pleasure to introduce, Mike Berg, Secretary for Sun Healthcare. Mr. Berg, please go ahead sir.

Mike Berg:

Before we begin, I'd like to note that during this earnings conference call, certain statements will contain forward-looking information such as forecasts of future financial performance. Although Sun Healthcare believes that expectations reflected in any of its forward-looking statements are reasonable, actual results could differ materially from those projected or assumed.

Sun Healthcare's future financial condition and results of operation as well as any forward-looking statements are subject to change and to inherent known and unknown risks and uncertainties. Sun Healthcare does not intend and undertakes no obligation to update our forward-looking statements including any comments regarding our earning expectation to reflect future events or circumstances.

All forward-looking statements in this call reflect Sun Healthcare's current analysis of existing trends and information and represent Sun Healthcare's judgment only as of today. You should not assume later in the quarter or year that the comments we make today are still valid. Actual results may differ from current expectations based on a number of factors affecting Sun Healthcare's businesses, information on factors that could effect Sun Healthcare's future business and financial results or cause us not to achieve our forecast are included on pages 12 to 15 of our most recent Annual Report on Form 10-K filed with the Securities & Exchange Commission.

During today's call, references may be made to non-GAAP financial results. Investors are encouraged to review these non-GAAP financial measures as well as the reconciliation of these measures to the comparable GAAP results in our 8-K filed with the SEC today, a copy of which can be found on our Web site at www.sunh.com.

This call and its replay are the property of Sun Healthcare and it is not for rebroadcast or use by any other party without the prior written consent of Sun Healthcare. If you do not agree with these terms, please disconnect now. By remaining on the line, you agree to be bound by these terms.

With that said, I'll now turn the call over to our Chairman and CEO, Rick Matros.

Rick Matros:	Good day. Thanks for joining us today. We appreciate it. I'll go through all the operation results and then turn the call over to Bryan Shaul our CFO and after that we'll go into Q&A.

We're real pleased with the first quarter 2005. Our operational - business units are almost all showing some nice traction as a result of those initiative that we've been putting in place since we completed the restructure  last year.

For Sun Healthcare Group consolidated, our revenues were $207.2 million -- up from $204.6 million. Our continuing operations loss narrowed to $1.5 million from $3.6 million. Our EBITDA improved to $12.9 million -- up from $10.2 million. That's a 6.2% margin.

Our EBITDA improved to $3.2 million and that's against a loss of $153,000 at the same time last year for a margin of 1.5%.

Our EBITDARM margin - our EBITDARM was $30.6 million -- up from $26.6 million. That's a 14.8% margin. Our EBITDAM was $20.8 million versus $16.2 million last year. That's a 10.1% margin.

Our labor costs for the company were up 3% quarter over quarter. But as a percent of revenues, our labor actually dropped 1.3%.

Our numbers for the first quarter are on target with the guidance that we gave in our March 2, earnings release. We're not going to make any further comments or any changes or adjustments to the guidance until we have further clarify on what's going to happen with Medicare later in the year. And I'll talk about the reimbursement environment towards the end of my portion of the call.

Let me move on to SunBridge. SunBridge is our inpatient business. SunBridge's EBITDA improved by 75% to $11.2 million -- up from $6.4 million for a 7.5% margin. Our EBITDAR improved 26.4%, $20.1 million -- up from $15.9 million. It's a 13.5% margin.  Those margins include the overhead that's associated with SunBridge.

Our revenue for SunBridge improved 2.9% to $148.8 million -- up from $144.6 million. That's primarily due to the following factors. Our Medicare went from 13.3% to 13.9% on patient days -- a 60 basis point improvement.

As a percent of our revenues, our Medicare moved from 29.9% to 31.1% -- 110 basis point improvement. Our average length of stay moved to 34 days up from 31 days. Our Medicare rates were up 4.3% to 401 and 53 cents -- up from 385 and 11 cents.

Our Medicaid was up 3.4% -- $136.73 versus $132.19.

Our occupancy was at 90% versus 90.1% same quarter last year -- down 10 basis points.

Our labor including registry was down 74 basis points as a percent of revenue to 55.1% versus 55.84%.

Our weighted average rate was up 3.6% to $14.75 versus $14.23 first quarter last year.

Our hours of labor on a patient day basis were up .04 to 4.91 hours of patient day up from 4.87 hours per patient day.

Our nursing hours per patient day were up .03 to 3.04 hours for patient day -- up from 3.01. That was specifically due to initiatives that we put in place to focus on increased acuity both in our Medicaid  case mix states as well as our Medicare patient mix. And we see the results of that in the improved mix that I had mentioned earlier.

Our regulatory compliance also showed material improvement. Our survey deficiency count decreased by 17% quarter over quarter. I'll now move on to SunDance, our rehab unit.

Our revenues for SunDance were $32.9 million versus $36 million first quarter '04. That drop was entirely due to the loss of affiliated business which was the result of the inpatient portfolio restructure that we went through in 2003 and 2004.

Our gross margin for the quarter was 22.1% versus 25.2%. Our EBITDA was 6% versus 9.4%. There were a couple of primary reasons for the drop in margins in the rehab business. And it's really all related to the increasing labor costs that we're seeing for therapists that I think all of our peers are experiencing as well.

Our productivity for the quarter was 68.1% versus 70%. Our labor rate per minute was up 5.1%. Those were the two key drivers.

On the very positive side for SunDance, our new contract business is very robust. We signed 31 new contracts for the quarter and that annualized to $7.9 million in additional revenue for that business unit. This is against a first quarter performance in 2004 of only 11 contracts and those 11 contracts annualized to only 190,000 in annualized new revenues.

Given the increase that we're seeing across the sector as it relates to therapists, we've increased our focus both on retention programs, our wage packages and our benefit packages. We started seeing some results of that in the first quarter of '05. Our turnover rate in SunDance for the first quarter was 22%. And that's an annualized number. That compares to an annualized turnover rate of 27.6% same quarter last year.

I'll now move on to CareerStaff, our staffing company. Revenues for Career Staff were up 4.9% to $15 million versus $14.3 million. Our EBITDA was up 400 basis points to 6.8% from 2.8%. So a huge improvement there, $1 million in EBITDA versus $398,000 in EBITDA the same time last year.

Our average bill rate was up 3.2% to $50.96 versus $49.36. Our gross margin was down 8.1% to 25.1% versus 27.3% and that was primarily due to labor costs going up 6.9% for that business unit. But again, the growth that we're seeing on the top line  is far  out stripping the labor increases that we're seeing in that particular business unit.

I'll now move on to SunPlus, our home care business. Revenues for SunPlus were up 7.6% to $14.8 million from $13.8 million last year. Our EBITDA was flat at approximately $800,000. So therefore our EBITDA margin decreased 62 basis points to 5.06% versus 5.68%. This was primarily due to two factors. Our labor cost for home care were up 9% and our Medicare visits was slightly down by 1%.

Our Medicare visits per episode however, improved to $14.77 from $15.64 last year. And our net episode rate was slightly up to $2758 from $2746.

On G&A costs, Bryan Shaul will discuss that in more detail. On our DSO, our DSO continues to improve dramatically. For our inpatient business our DSO is 31 days -- up from 34 - improved from 34 days last year. I think if you'll look across our sector, it's by far the best in our business.

Our rehab business improved to 98 days from 113. Our hospitals improved to 65 from 71. Our staffing company improved to 57 from 60.

Our home health company improved to 56 from 66 days. And our lab and radiology was the only uptick that we had at 114 days -- up from 82. Those receivables increases are relatively immaterial to us.

In terms of acquisitions, I know  from the calls  I receive that everybody's wondering when we're going to do an acquisition. The only comment I'll make on that is that we are diligently at work on opportunities in the pipeline. And we are - and what I'll outline for you a little bit is some of the criteria that we're looking at.

One of the things that I've always talked about is we're not going to do a deal unless it's accretive. But more than that, we want to look at deals that improve our balance sheet. As we look at acquisition opportunities out there, we want to be viewed as a quality partner for anybody we talk to whether someone's looking at us or we're looking at them -- whatever the case may be.

And anybody who's an investor in this company knows that we have issues to improve our balance sheet. And even though we've been working hard on those, our working capital  deficit has improved and our liabilities have improved and our negative equity position has shown some improvement. There's still plenty of room for improvement. And that's a focus of our company both on a same store basis and as we look at acquisitions.

So again, we're diligently at work on the activity we have in our pipeline. We have a healthy amount of activity. I won't give any assurances at this point as to when or what will get done.

In terms of promoting our stock generally, now that Bryan Shaul's been on board, and we've got the first quarter behind us, we'll be really focusing some efforts on trying to get some additional coverage for the company as well as getting out in front of potential new investors to start telling our story. And that activity we'll start stepping up once we complete our shareholders' meeting in the next couple of weeks.

The reimbursement environment the rule that was supposed to come out this past Friday was postponed. We'd like to view that postponement as a result of our effective lobbying efforts and are hopeful but we don't know -- and I want to make sure everybody understands -- we don't know what that rule's going to look like.

Whatever the rule looks like, there's still a long battle to be had between now and finalization of the President's budget. I will say that  what  gives me some cause for optimism  is I along with a number of the other CEOs spent quite a bit of time in Washington last week meeting with various senators and congressmen. We have more support from key decision-makers on the Hill than we've ever had in all the years that I've been in this business.

So from that respect, we also have -  lobbyists on the Hill that are paid to help there. So from that perspective, I think that we've got the right strategies in place. I think we have the right story. And as I mentioned earlier with the improvement in our quality quarter over quarter, the industry in general has improved quality dramatically over the past couple of years. We've stepped up with our Quality First initiative. We are totally supportive of the Pay for Performance legislation that's sitting in both the House and the Senate and the National Quality Foundation, we were fully involved with help putting that together.

And CMS acknowledges that over the past couple of years, the quality of care that we provide to the patients in our homes has improved and has improved significantly.

So I think really for the first time, we've got data that we've put out to the public voluntarily in our sector that demonstrates that we're improving quality. And I think that really helps us quite a bit because it gives us really something to stand on when we say if you take any money away from us, then you're directly hurting the elderly that we're supposed to be providing care for at our facilities.

So we'll continue to work hard on our lobbying efforts. We don't know when the new rule is going to come out. I would expect it to come out in the next week or so. But I don't know for certain. And we'll see what it looks like when it comes out. But certainly remember, that was initially in - the Bush budget was worse case scenario. So from our perspective, we'll be working hard to make sure that it's at least better than that, that we have a better starting point for the battle that's ahead of us.

And with that, let me turn the call over to Bryan Shaul, Sun Healthcare's CFO. Bryan?

Bryan Shaul:

Thank you Rick and good morning to everyone on this call. I'm extremely pleased to be here today. As Rick has already touched on the key operating results, my comments will pertain to balance sheet and liquidity matters. In general, I'll be focusing on changes in balances from year end December 31, 2004 and quarter over quarter activity.

We had available liquidity of $31.2 million at March 31, 2005 as compared with cash and available borrowing capacity of $48.4 million at December 31, 2004.

The liquidity at March 31 comprised $17.2 million in cash and cash equivalents and $14 million of available borrowing capacity under our revolving loan agreements. The reduction in liquidity during the first quarter was expected and was covered by our credit facility with Capital Source Finance.

In line with our business plan for the year, we expect another reduction in liquidity during the second quarter of 2005 with a return to positive cash flow in the third quarter.

Net cash used by operating activities during the first quarter of 2005 was $16.2 million compared with cash used by operating activities of $22.9 million in the first quarter of 2004. The use of cash in the first quarter of 2005 was principally driven by severance payments of $2.4 million, incentive compensation for more than 300 employees of $6 million and insurance funding of approximately $7 million.

Cash used by investing activities during the first quarter of 2005 was $2.5 million which includes $3.6 million in cap ex expenditures made primarily for improvements in our inpatient facilities, offset in part by $800,000 in proceeds from the sale of a building and land. Capital expenditures for the first quarter of 2004 were $1.9 million.

Our financing activities include $17 million of borrowings on our revolving loan agreement offset by loan repayments of $3.3 million.

Cash provided from financing activities in the first quarter of 2004 was $37.6 million which included proceeds from the private placement of common stock and warrants in February 2004 of approximately $52.3 million -- $13.1 million of which was used for the paydown of our revolving credit facility.

Our working capital at March 31, 2005 was essentially unchanged from the prior quarter.

Accounts receivable, gross and net decreased $2.6 million from year end, which is indicative of the favorable collection trends that Rick previously mentioned.

Consolidated DSOs in March 31, 2005 were 46 days compared to 47 days at December 31, 2004 and 52 days at March 31, 2004.

Other receivables decreased by $2.4 million during the quarter primarily due to receipts on settlements for discontinued operations.

The current portion of restricted cash is essentially unchanged from year end. The non-current portion of restricted cash decreased by $1.1 million to $33 million. The current portion includes $17.7 million for Workers Comp, $3.4 million for GLPL and $4.8 million primarily related to debt obligations. The non-current portion includes $29.9 million related to Worker's Comp and $3.1 million maintained to repay a mortgage.

Property and equipment showed a net increase of $1.3 million during the first quarter to $107.2 million which reflects the $3.6 million cap ex offset by $2.1 million of depreciation.

Total debt increased during the year by $14.1 million primarily as a result of the $17 million additional borrowings on our revolving loan agreement that I previously mentioned, offset by repayments on debt obligations. Total debt of $121.2 million at March 31, 2005 includes $51 million related to the consolidation of the "Clipper" entities. The "Clipper" entities are considered variable interest entities under FIN 46R primarily as a result of the owner's right to put the properties to us at some future date. They are described more fully in our SEC filings.

Pursuant to FIN 46R we have eliminated facility rent of $800,000 and included the $51 million of mortgage debt of "Clipper" in our consolidated balance sheet as of March 31, 2005. Although we own less than 8% of the voting interest in the "Clipper" properties and are not directly obligated on the debt.

We are essentially self-insured for general and professional liability, Worker's Comp and employee health insurance. We manage this risk through comprehensive programs focused on preventing claims. We are also focused on managing claims as they are reported.

Our self-insurance obligations are reviewed semi-annually by an independent outside actuary. At March 31, 2005 we carried total accrued self-insurance obligations including the current and long term portions of $161.7 million -- down from $170.9 million at year end. Included in this insurance reserves is $102.9 million for general and professional liability, $55.6 million for Worker's Comp and $3.2 million for group health.

As of March 31, 2005, $110.9 million was the total accrued self-insurance obligation was unfunded of which $99.5 million was attributable to GLPL, $8.1 million to Worker's Comp and 3.2 million to group health.In addition, we have $8.6 million Letters of Credit collateralizing Worker's Comp obligations.

During the quarter we provided 5.4 million for GLPL expense - down from $7.4 million in the first quarter 2004. We provided $4.3 million for Worker's Comp expense  - down from $5.9 million in the first quarter 2004.

Other current liabilities, including AP and accrued comp, decreased $2 million during the first quarter primarily as a result of normal activities. Other long term liabilities including unfavorable leases decreased $1.6 million, $800,000 as a result of scheduled amortization and $800,000 related to the divestiture of one facility during the quarter.

Finally, I would like to comment on our corporate overhead which increased $400,000 or 0.1% quarter over quarter. We are drilling down on each of our corporate overhead expense categories to identify and eliminate unnecessary expenses. We have created a new functional area dedicated to process improvement and creating a cost-effective organization. We have hired an individual who has extensive experience in process improvement to lead the effort.

That concludes my remarks for today. I will now turn it back over to Rick.

Richard Matros:

Thanks Bryan. A couple of closing comments. One, we're real pleased with what we see happening in the company. Our inpatient business is really doing well. Our margins are extremely - have become extremely competitive as benchmarked against the industry. Our staffing company since we made the executive change last year we made has improved dramatically over the last two quarters. We expect to see that continue.

Our rehab company, its new business pipeline has materialized as we expect - as we had expected it to materialize. And we expect to continue to see that happening throughout the rest of the year.

Our Home Health business is not where we want it to be. The Home Health company is in a little bit of a different situation than our other ancillary businesses. Our rehab company is in about 40 states and our staffing companies in about 20 states. So the opportunities for sales growth in those markets is really dramatic.

Our home care company  has been a California company for in excess of 20 years. And so their upside being in one market is a little bit more difficult. There are initiatives in place to improve their topline by expanding clinical services. We don't expect to see any signs or improvement in that business unit before the latter part of the year, although we're working diligently to do so.

So that's a business unit where from our perspective we'll really benefit from any acquisition growth to other states where at least with our staffing company and our rehab company, until we find appropriate acquisition candidates, there's ample room and opportunity there for same store growth.

I just want to also echo a little bit Bryan's comment on our infrastructure. Number one, we're committed to getting our infrastructure down. As Bryan said, those initiatives have already begun. The individual that we brought in has basically carte blanche. There's no - there are no sacred cows in this company. I think that we did a good job in '02 and '03 bringing down our overhead as we downsized the company. But as we settled into being a same store company in the latter half of last year, it was clear to us that there were additional opportunities to reduce our overhead.

And one of the reasons we put out our EBITDARM  and our EBITDAM numbers is that you can see some of the difference there in terms of how the overhead impacts margins. So that's going to be a serious focused effort of ours. It's already begun and it will continue throughout the remainder of the year.

And with that, let me open it to Q&A.